GenesisAI

The Global AI Network. Buy and sell AI technologies at scale.



Invest

$246.50 minimum investment

DEADLINE: November 10, 2022

in 2 months

SHARE PRICE
$4.25

TOTAL RAISED
$148,950

VALUATION
$204,837,084

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION



"We would like to lay a foundation for the creation of Artificial General Intelligence and smash the current oligopolistic system of a few large companies basically owning all the AI."

Archil Cheishvili
CEO @ GenesisAI

DEAL HIGHLIGHTS

- Harvard alumni. Work experience at Salesforce and Bridgewater Associates.
- Globally recognized investors and advisors with multi-billion-dollar exits, including former Dean of MIT Engineering and Harvard/MIT professors.
- $4.8 million previously raised from 4,200+ investors.
- The market for AI services is estimated to reach $2.8 trillion by 2030.
- If we achieve our vision, we believe GenesisAI has the potential to become one of the most valuable technologies of all time.
- A global AI network that just works.

TEAM



Archil Cheishvili
CEO & Business Development

Economics, Harvard University. Previous experience at Bridgewater Associates. Serial entrepreneur. Recognized by media outlets including the New York Post, Forbes, and Yahoo Finance.



Mina Pascalito Nassif
Engineering & Product

PhD in Applied Physics, MS in Computational Science and Engineering both from Harvard John A. Paulson School of Engineering and Applied Sciences. Published multiple scientific papers and raised over $1 million in research grants.



Artiom Bell
Senior Software Engineer

Software Engineer at Salesforce for 5 years Previously Software Engineer at American Express B.S in Computer Engineering.



Mohamed Al-Khawam
Senior Software Engineer

Full-stack Engineer at Larsa. Front-end Engineer at Mirsal.

ADVISORS



Professor Thomas Magnanti
Former Dean of Engineering, MIT
Institute Professor, MIT

Former Dean of Engineering at MIT. Institute Professor. Founding Director of the Singapore-MIT Alliance for Research and Technology (SMART).



Neil Flanzraich
Lead Independent Director, Chipotle
Former President of Ivax Corporation

Lead Independent Director of Chipotle. Former President of Ivax Corporation (acq. by Teva for $10B). Executive Committee member of Syntex Corporation (sold to Roche Holdings for $5.3 B).



Travis May
CEO, Datavant
Founder & CEO, LiveRamp

Former CEO of LiveRamp (acq. by Acxiom for $310 mil). CEO of Datavant. Forbes 30 Under 30.



Andy Wu
Assistant Professor, Harvard Business School

Assistant Professor of Business Administration at Harvard Business School in Strategy unit. Ph.D. in Applied Economics from The Wharton School. S.B from MIT.



Ed Simnett
Former Head of Product Strategy, Microsoft

MBA from Harvard Business School, previously Director of strategy and business development at Nokia. Operating Partner, Battery Road Digital



Professor Elie Ofek
Professor, Harvard Business School
PhD in Business Administration, Stanford

Professor of Business Administration in the Marketing unit at Harvard Business School. Development engineer at IBM Research.

RECOMMENDATIONS



"GenesisAI is fighting back against AI oligopolies by creating the first, open access, marketplace of AI that does not exclude or discriminate against anyone. Its benefits will be shared by all."

-Neil Flanzraich
Investor in GenesisAI. Lead Independent Director of Chipotle. Former President of Ivax Corporation (acq. by Teva for $10B). Executive Committee Member of Syntex Corporation (sold to Roche Holdings for $5.3 B).

PROBLEM

When we were developing Palatine Analytics (a startup selling AI-powered employee performance monitoring systems), we learned that AI development is hindered by these fundamental problems:

- AI development is expensive.
- Independent AI developers can neither monetize nor share their code.
- Today, there are only around 10,000 AI developers in the world. Most companies cannot afford to hire their own team of AI engineers to create in-house AIs, nor do they have enough technical capabilities to correctly determine from which open-source APIs to grab existing AI code.

Astoundingly, there is no way for AIs to exchange data, learn from each other, leverage their capabilities, and trade services — let alone judge the quality of AIs (there is no reputation system). AIs are operating in a closed environment.

SOLUTION

So we built GenesisAI.

GenesisAI is a Machine Learning protocol. On top of this protocol, we are building a marketplace for AI products and services. The marketplace, which includes a built-in reputation system, may connect companies in need of AI services, data, and models with companies interested in monetizing their AI tech. Initially, GenesisAI was focused on the asset management space.

MARKET


Market
Size
2020
$210B
2030
$2.8T
Source: Transparency Market Research

The AI service market is projected to reach $2.8 trillion by 2030 (Transparency Market Research, 2021).

Companies want this.

We launched the GenesisAI product and are generating revenue. We have around 2,000 registered users on the platform. Over 45 AI models deployed.

WHY INVEST?

All in all, if you believe in supporting our mission, join us and help us enable anyone in the world to access AI.

- Large corporations may no longer be the only entities able to develop and utilize AI. We believe in making AI accessible: "for the people, by the people."
- By linking AI services with each other and increasing the supply of AI services, GenesisAI may provide a web platform that offers low-cost AI services. This may make AI technology more efficient and affordable for businesses.
- Our technology may enable different AIs to communicate with each other, exchange data and trade services. Anyone may develop and purchase AI services.

Invest to help us further develop our promising technology. The time is now.

FREQUENTLY ASKED QUESTIONS

What does your company do?

We allow you to buy that top-of-the-line natural language processing technology that your company always wanted rather than building it yourself. You don't need a team of AI experts to use AI to your advantage -- just buy the software on our marketplace. We provide an efficiency boost to the market as a whole by making AI accessible and usable for numerous various-sized businesses.

Where will your company be in 5 years?

We hope to abstract beyond the technical expertise needed to implement AI and allow companies with no technical knowledge to tap into the benefits of this wonderful technology. Our goal is to get rid of an oligopolistic system where a few large tech companies hold a strong majority of the AI industry, and we hope to be significantly closer to this vision in five years.

Why did you choose this idea?

We would like to lay a foundation for the creation of Artificial General Intelligence and smash the current oligopolistic system of a few large companies basically owning all the AI.

How do you make money?

We plan to provide the protocol that allows people to make transactions on the platform, and we plan to take a small percentage of the transaction value. Our revenue forecasts are based on a transaction fee of 30%, which is likely to be the final value we will charge. This charge is very low if we compare it with how much money you would spend in marketing to get the same transaction volume you are getting on GenesisAI.

Can you make an example of AI interoperability (when you say that simple AI services can be combined to perform more complex services?

Say Node A (a hotel) pays Node B to get a summary of customer behavior depending on different variables and recommendations to increase the customer base. Node B can pay Node C for a service that uses pattern recognition to recognize the hotel's customer behavior and customer pain points. After receiving the output from Node C, Node B can use the input from Node C to come up with promotions that address the main pain points.

How do you solve privacy issues (companies not wanting to send sensitive data)?

Data will be encrypted in a way that machine learning code developers can still use it to train their codes without accessing sensitive information. No sensitive information will be shared with developers.

How will you use the capital you raise?

Our top priority is to build robust technology. The team plans to scale the platform as we expect the number of customers to quickly rise, requiring us to invest in scalable IT infrastructure. Our second priority is dealing with sales & marketing and spending all the resources that are necessary to find the best AI services, data providers, and clients.

When do you expect to generate revenues?

We are generating revenue. People want what we are building as we provide the value which is clearly communicated with users. Our detailed revenue forecast until 2025 can be found in our slide deck (attached), though projections are not guaranteed.

What is Artificial Intelligence?

In simple words, Artificial Intelligence is an area of computer science that tries to simulate human behavior in a machine. This concept is revolutionary because it starts from the assumption that a well-functioning AI code won't need any human direction. For example, if we run a big amount of online data to generate a market research on a particular industry, we won't have to tell the code which trends to analyze, but the code will recognize the trends for us.

What problem does GenesisAI solve?

There is no communication between AIs; there is no way for AIs to exchange data, trade services, learn from each other, or expand their own capabilities. We match unused resources (in-house developed AIs and open-source Github AI code) with companies in need of these resources. The connector of these two parties may unlock trillions of dollars in market value.

Why is your team uniquely qualified to solve this problem?

Our team has the right mix of what it takes to solve this problem:
Founders – Founders studied at Harvard and have work experience in the AI industry and in companies like Bridgewater. Our engineers have work experience in Amazon and Salesforce.
Advisors – 2 multi-billion-dollar exits, former Dean of MIT Engineering, $310M exit, Harvard computer science professor, 2 Harvard Business School professors.

What is the difference between AI and beneficial Artificial General Intelligence (AGI)?

Artificial General Intelligence is the final goal of everyone that works in the AI space. Narrow Artificial Intelligence is a code that performs a certain task, like image or speech recognition, which are two tasks typical of the human brain. AGI would come from the combination of all these narrow tasks, with the ultimate goal of creating a mastermind (the AGI) that is able to perform any task that our brain is able to perform (and more).

Why would companies not buy services directly from sellers' websites? Why do they need us?

By using our services, we expect companies will have access to a number of services that are currently out of their reach for network reasons, geographic reasons, or other reasons. When they access the marketplace, they can search for the service they want, and our system is designed to couple them with some existing provider, similar to how Uber matches drivers and riders. This system prevents companies from skipping us, because we plan to couple them with the service provider, and we anticipate they will rely on our platform to evaluate service quality and choose the most appropriate service from a numerous set of services.

How do you guarantee liquidity to equity investors?

We anticipate our first years of operations will focus on organic growth, revenue stabilization, and achieving breakeven. When these goals are achieved, we hope to start thinking about liquidity events that may be able to give investors the opportunity, if they want, to generate sizable returns (but cannot guarantee that).

CONNECT WITH US

- Medium
- YouTube
- LinkedIn
- Instagram
- TikTok
- Facebook
- Twitter

VIDEO TRANSCRIPTS

Here are the transcripts for the videos featured on this offering page.

USE OF PROCEEDS

If the offering's maximum amount of $3,044,972 is raised:

Use	Value	% of Proceeds
Payroll/reasearch and development	$1,611,595	52.9%
Sales and Marketing	$1,070,000	35.1%
Legal	$150,000	4.9%
Accounting	$64,173	2.1%
Intermediary fees	$149,204	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in GenesisAI Corporation. This offering must raise at least $10,000 by November 10, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. GenesisAI may issue additional securities to raise up to $3,044,972, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

48,913,425 shares
× $4.25 per share

$207,882,056 implied valuation

PITCH DECK

GenesisAI Pitch Deck

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on July 8, 2022
- Form C/A on July 8, 2022
- Form C/A on July 19, 2022
- Form C/A on August 3, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

- Sep 12, 2022 — Top 100 CEOs. I am honored to be named as...
- Sep 8, 2022 — AI use case survey. One of the biggest...
- Sep 6, 2022 — Podcast on Youtube. I had the pleasure to speak...
- Aug 30, 2022 — Last week's webinar recording is available. On...
- Aug 26, 2022 — A major tech milestone has been achieved. We...
- Aug 23, 2022 — GenesisAI Webinar will be tomorrow. On August...
- Aug 17, 2022 — GenesisAI Webinar invitation. Next week, on...
- Aug 15, 2022 — Major fundraising announcement. GenesisAI's...
- Aug 11, 2022 — Major tech announcement. GenesisAI's AI API hub...
- Aug 9, 2022 — Based on popular demand, we are having a...
- Aug 4, 2022 — More tech announcement! Our engineering team...
- Aug 3, 2022 — Filed Form C/A
- Jul 27, 2022 — Our tech is getting better day by day. I am...
- Jul 25, 2022 — Our funding campaign is off to a great start....
- Jul 20, 2022 — Want to know what other people think about...
- Jul 19, 2022 — Filed Form C/A
- Jul 14, 2022 — I am thrilled to announce our next round of...
- Jul 12, 2022 — Primary offering of 716,464 shares at $4.25

Jul 8, 2022 • Filed Form C/A

Jul 8, 2022 • Filed Form C

Jul 4, 2022 • Happy 4th, everyone! July 4th is arguably the...

Jun 27, 2022 • The wait has been too long! GenesisAI is...

May 30, 2022 • 1 day left to invest in GenesisAI on Dealmaker....

May 27, 2022 • I am glad to announce that the conference that...

May 25, 2022 • Last chance to invest in GenesisAI via...

May 23, 2022 • Dear GenesisAI community, 7 days left to...

May 19, 2022 • Today is one of the most important days in...

May 18, 2022 • We have around 400 people registered for our...

May 16, 2022 • I am glad to announce that we have around 300...

May 12, 2022 • Hello GenesisAI community, Archil, CEO of...

May 10, 2022 • Join us on May 19th, at 12 pm ET! We will be...

May 5, 2022 • Have you ever wondered how your grandparents...

May 3, 2022 • We deployed a technology that allows anyone in...

Apr 29, 2022 • Around a year ago we used to have around 6 AI...

Apr 25, 2022 • Hello GenesisAI community, It is my great...

Apr 22, 2022 • New hire! Former Software Engineer from Google!...

Apr 7, 2022 • Hello Friends, We got featured at Insidebigdata...

Mar 28, 2022 • GenesisAI got recognized as one of the most...

Mar 24, 2022 • Here is GenesisAI CEO's article published on...

Mar 21, 2022 • GenesisAI featured at a top startup growth blog...

Mar 18, 2022 • Hello GenesisAI community, We have some...

Feb 21, 2022 • Check out the article by CEO of GenesisAI on...

Feb 8, 2022 • Hello everyone, it is my great pleasure to...

Jan 10, 2022 • We are going to use Discord as a communication...

Dec 23, 2021 • GenesisAI team wishes you a Joyful Christmas...

Dec 15, 2021 • New Team member & Article in Entrepreneur!...

Nov 17, 2021 • Big product update! New Demo Video We have made...

Oct 27, 2021 • Hello GenesisAI community, GenesisAI is moving...

Oct 20, 2021 • I am thrilled to announce that GenesisAI got...

Jul 17, 2021 • Primary offering finalized, selling 232,726 shares

Jul 16, 2021 • GenesisAI CEO featured in FORBES! The current...

Jul 15, 2021 • Last chance to join the AI movement! Closing in...

Jul 13, 2021 • Featured on Kalkine TV! Had a great interview...

Jul 12, 2021 • Our current round closing in 5 days on July...

Jul 7, 2021 • Tech Announcement! GenesisAI adds a translation...

Jul 4, 2021 • Over $2M raised! Few days remaining to join the...

Jul 1, 2021 • The average number of new monthly registrations...

Jun 28, 2021 • Our technology is getting better a day by day....

Jun 21, 2021 • Breaking $1M raised benchmark for the current...

Jun 17, 2021 • Dear GenesisAI community, I am glad to have...

Jun 11, 2021 • New video! Why we are building GenesisAI! In...

Jun 7, 2021 • We got recognized as one of the top 3 AI...

Jun 3, 2021 • Dear GenesisAI community We launched our...

May 31, 2021 • Partnership Announcement! AEIDC & GenesisAI!...

Apr 30, 2021 • Daily Finance nominated GenesisAI as a top...

Apr 28, 2021 • GenesisAI presenting at 2021 Harvard University...

Apr 25, 2021 • Over $400k raised in ~ 2 weeks! GenesisAI is...

Apr 19, 2021 • GenesisAI's CEO speaking at Investor Connect...

Apr 12, 2021 • GenesisAI is proud to announce that Ekoios has...

Apr 8, 2021 • GenesisAI raises $1.3M+! Opening a new round to...

Apr 7, 2021 • Primary offering of 343,581 shares at $11.06

Mar 23, 2021 • Primary offering finalized, selling 422,532 shares

Dec 29, 2020 • Watch the recording of the webinar about AI and...

Dec 25, 2020 • Wishing you a Merry Christmas and a prosperous...

Dec 1, 2020 • GenesisAI is proud to announce that SmartClick...

Nov 23, 2020 • Presented at a premier venture conference -...

Nov 17, 2020 • Over $1.1M raised! We are moving forward and...

Nov 11, 2020 • I am thrilled to announce that the premier AI...

Nov 7, 2020	Watch the recording of the webinar about AI and...
Nov 2, 2020	GenesisAI featured in AE! I am glad to have...
Oct 29, 2020	I would like to congratulate everyone that we...
Oct 26, 2020	Netcapital published a blog post about us! AI...
Oct 20, 2020	Every day we are becoming stronger and...
Oct 9, 2020	GenesisAI video has over 135,000 views on...
Sep 30, 2020	We broke the $600k raised mark TODAY! I would...
Sep 25, 2020	GenesisAI Webinar on Youtube! I had a pleasure...
Sep 22, 2020	GenesisAI featured in InvestorPlace! We have...
Sep 18, 2020	We are thrilled to announce that the premier AI...
Sep 15, 2020	Our round is filling up faster! Average weekly...
Sep 11, 2020	GenesisAI featured in Business Insider and...
Sep 7, 2020	We reached 300 investors! Over $250k committed!...
Sep 3, 2020	GenesisAI is proud to announce that RebootAI...
Aug 16, 2020	Hello GenesisAI community! In a short time...
Jun 22, 2020	Primary offering of 803,858 shares at $3.11

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